Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2022 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2022 DIVIDEND OF $0.42 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — April 26, 2022 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.42 per share. The second quarter dividend is payable on June 30, 2022 to stockholders of record as of June 15, 2022. The Board of Directors previously declared on February 9, 2022 an additional dividend of $0.03, subject to the satisfaction of certain Maryland law requirements, payable on June 30, 2022 to stockholders of record as of June 15, 2022.

MARCH 31, 2022 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2022.

OPERATING RESULTS

	Q1-22(1)			Q1-21(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share		Total Amount	Per Share
Core EPS(3)		$0.42			$0.43
GAAP net income per share(2)(4)		$0.44			$0.87
Net investment income(2)	$198	$0.41		$144	$0.33
Net realized gains(2)	$10	$0.02		$16	$0.04
Net unrealized gains(2)	$3	$0.01		$213	$0.50
GAAP net income(2)(4)	$211	$0.44		$373	$0.87
Dividends declared and payable		$0.45	(5)		$0.40

	As of
(dollar amounts in millions, except per share data)	March 31, 2022	December 31, 2021
Portfolio investments at fair value	$19,486	$20,009
Total assets	$20,463	$20,843
Stockholders’ equity	$9,379	$8,868
Net assets per share	$19.03	$18.96
Debt/equity ratio	1.13x	1.26x
____________________________________________

(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended March 31, 2022 and 2021 were approximately 479 million and 429 million, respectively.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(4)In the first quarter of 2022, Ares Capital adopted Accounting Standards Update (ASU) 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three months ended March 31, 2022 was $0.43. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months ended March 31, 2022 was approximately 500 million, which includes approximately 21 million shares related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior period was not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior period is the same as the basic GAAP net income per share amount.

(5)Includes an additional dividend of $0.03 per share paid in the first quarter ended March 31, 2022 to stockholders of record as of March 15, 2022.

“Our strong performance continued into the first quarter with stable credit quality and below average non-accruing loans, additional net realized investment gains, our highest net asset value since inception and year over year growth in our investment activity,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We believe that we continue to benefit from our significant competitive advantages of scale, direct sourcing, diverse sector expertise and our incumbent portfolio opportunities.”

“During the first quarter, we further enhanced our liquidity and capital position, including taking advantage of the low coupon rate environment in January to issue 5-year unsecured notes at the tightest spread in BDC history,” said Penni Roll, Chief Financial Officer of Ares Capital. “Given our asset sensitive balance sheet, we believe we are well positioned to benefit from continued increases in interest rates.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q1-22	Q1-21
Portfolio Activity During the Period:
Gross commitments	$2,001	$1,750
Exits of commitments	$2,551	$2,138

Portfolio Information:
	As of
	March 31, 2022	December 31, 2021
Portfolio investments at fair value	$19,486	$20,009
Fair value of accruing debt and other income producing securities(6)	$17,659	$18,182
Number of portfolio company investments	395	387
Percentage of floating rate securities at fair value(7)	74%	77%
Weighted average yield on debt and other income producing securities(8):
At amortized cost	8.9%	8.7%
At fair value	8.8%	8.7%
Weighted average yield on total investments(9):
At amortized cost	8.1%	7.9%
At fair value	8.0%	7.9%

Asset class percentage at fair value
First lien senior secured loans	45%	47%
Second lien senior secured loans	21%	23%
Subordinated certificates of the SDLP	5%	5%
Senior subordinated loans	5%	4%
Preferred equity	9%	8%
Ivy Hill Asset Management, L.P.(10)	7%	5%
Other equity	8%	8%
____________________________________________

(6)    Including the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”)

(7)    Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)    Weighted average yield on debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)    Weighted average yield on total investments is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)    Includes Ares Capital’s equity and subordinated loan investments in IHAM, as applicable.

In the first quarter of 2022, Ares Capital made new investment commitments of approximately $2.0 billion, including $349 million of new investment commitments to IHAM, of which approximately $1.6 billion were funded. New investment commitments included 13 new portfolio companies and 36 existing portfolio companies. As of March 31, 2022, 201 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $2.0 billion in new commitments made during the first quarter of 2022, 62% were in first lien senior secured loans, 1% were in second lien senior secured loans, 5% were in senior subordinated loans, 11% were in preferred equity, 18% were for Ares Capital’s investment in IHAM and 3% were in other equity. Of these commitments, 70% were in floating rate debt securities, of which 94% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2022, Ares Capital funded approximately $308 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the first quarter of 2022, Ares Capital exited approximately $2.6 billion of investment commitments, including approximately $1.2 billion of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 77% were first lien senior secured loans, 17% were second lien senior secured loans, 1% were subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 1% were preferred equity, 1% were Ares Capital’s investment in IHAM and 3% were other equity. Of the approximately $2.6 billion of exited investment commitments, 88% were floating rate, 8% were fixed rate, 3% were non-income producing and 1% were on non-accrual status.

As of March 31, 2022 and December 31, 2021, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.2% of total investments at amortized cost (or 0.6% at fair value) and 0.8% at amortized cost (or 0.5% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual, see “Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations— Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on April 26, 2022.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2022, Ares Capital had $0.7 billion in cash and cash equivalents and $10.6 billion in total aggregate principal amount of debt outstanding ($10.5 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.3 billion available for additional borrowings under its existing credit facilities as of March 31, 2022.

During the three months ended March 31, 2022, Ares Capital issued and sold approximately 13.3 million shares of common stock under its existing equity distribution agreements, with net proceeds totaling approximately $274.8 million, after giving effect to sales agents’ commissions and certain offering expenses.

In January 2022, Ares Capital completed a public underwritten equity offering pursuant to which Ares Capital sold 11.2 million shares of common stock at a price of $21.06 per share to the participating underwriters, with net proceeds totaling approximately $235.5 million, after giving effect to offering expenses.

In March 2022, Ares Capital amended and restated its senior secured credit facility (as amended, the “Revolving Credit Facility”). The amendment and restatement, among other things, (a) increased the total commitment under the Revolving Credit Facility from approximately $4.2 billion to approximately $4.8 billion, (b) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $3.4 billion from March 31, 2025 to March 31, 2026, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, (c) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $3.4 billion from March 31, 2026 to March 31, 2027, (d) extended the stated maturity date for $995 million of the lenders electing to extend their term loan commitments from March 31, 2026 to March 31, 2027 and (e) updated certain currency reference rates, including replacing the LIBOR rate with Term SOFR plus an applicable credit spread adjustment. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $150 million and $114 million will remain subject to a revolving period expiration of March 30, 2024 and March 31, 2025, respectively, and a stated maturity date of March 30, 2025 and March 31, 2026, respectively. Lenders who elected not to extend their term loan commitments in an amount equal to $50 million and $34 million will remain subject to a maturity date of March 30, 2025 and March 31, 2026, respectively.

In January 2022, Ares Capital issued $500 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 2.875% per annum and mature on June 15, 2027 (the ‘‘2027 Notes’’). The 2027 Notes pay interest semi-annually and all principal is due upon maturity. The 2027 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at the redemption price determined pursuant to the indenture governing the 2027 Notes, and any accrued and unpaid interest. The 2027 Notes were issued at a discount to the principal amount.

In February 2022, Ares Capital repaid in full $388 million in aggregate principal amount of unsecured convertible notes due in February 2022 upon their maturity, resulting in a realized loss on the extinguishment of debt of $48 million.

FIRST QUARTER 2022 DIVIDEND PAID AND 2022 DECLARED ADDITIONAL DIVIDENDS

On February 9, 2022, Ares Capital announced that its Board of Directors declared a first quarter 2022 dividend of $0.42 per share and an additional first quarter 2022 dividend of $0.03 per share for a total of approximately $220 million. The first quarter dividends were paid on March 31, 2022 to stockholders of record as of March 15, 2022.

On February 9, 2022, Ares Capital also announced that its Board of Directors declared additional dividends of $0.03 per share to be distributed in the second, third and fourth quarter of 2022 as follows:

Date declared	Record date	Payment date	Per share amount
February 9, 2022	June 15, 2022	June 30, 2022	$0.03
February 9, 2022	September 15, 2022	September 30, 2022	$0.03
February 9, 2022	December 15, 2022	December 29, 2022	$0.03

Payment of the additional June 30, 2022, September 30, 2022 and December 29, 2022 dividends are subject to the satisfaction of certain Maryland law requirements.
RECENT DEVELOPMENTS
From April 1, 2022 through April 20, 2022, Ares Capital made new investment commitments of approximately $106 million, of which $57 million were funded. Of these new commitments, 67% were in first lien senior secured loans, 15% were in second lien senior secured loans, 15% were in preferred equity and 3% were in subordinated certificates of the SDLP. Of the approximately $106 million of new investment commitments, 85% were floating rate and 15% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.0% and the weighted average yield on total investments funded during the period at amortized cost was 7.1%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2022 through April 20, 2022, Ares Capital exited approximately $94 million of investment commitments, including $77 million of loans sold to IHAM or certain vehicles managed by IHAM. All of the investment commitments exited were first lien senior secured loans. Of the approximately $94 million of exited investment commitments, all were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 6.3% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 6.3%. Of the approximately $94 million of investment commitments exited from April 1, 2022 through April 20, 2022, Ares Capital recognized total net realized losses of approximately $1 million, including approximately $1 million of net realized losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of April 20, 2022, Ares Capital had an investment backlog and pipeline of approximately $2.3 billion and $110 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, April 26, 2022 at 10:00 a.m. (Eastern Time) to discuss its quarter ended March 31, 2022 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 4598105 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 10, 2022 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 3957963. An archived replay will also be available through May 10, 2022 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of March 31, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $19,308 and $19,810, respectively)	$19,486	$20,009
Cash and cash equivalents	695	372
Restricted cash	19	114
Interest receivable	128	142
Receivable for open trades	5	80
Other assets	106	99
Operating lease right-of-use asset	24	27
Total assets	$20,463	$20,843
LIABILITIES
Debt	$10,528	$11,020
Base management fees payable	73	69
Income based fees payable	51	67
Capital gains incentive fees payable	138	161
Interest and facility fees payable	68	100
Payable to participants	19	114
Payable for open trades	31	216
Accounts payable and other liabilities	63	111
Secured borrowings	74	74
Operating lease liabilities	39	43
Total liabilities	11,084	11,975
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 493 and 468 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	9,071	8,553
Accumulated undistributed earnings	308	315
Total stockholders’ equity	9,379	8,868
Total liabilities and stockholders’ equity	$20,463	$20,843
NET ASSETS PER SHARE	$19.03	$18.96

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2022	2021
INVESTMENT INCOME
Interest income from investments	$310	$289
Dividend income	88	52
Capital structuring service fees	30	38
Other income	12	11
Total investment income	440	390

EXPENSES
Interest and credit facility fees	93	86
Base management fees	73	58
Income based fees	51	46
Capital gains incentive fees	2	42
Administrative fees	4	4
Other general and administrative	6	5
Total expenses	229	241
NET INVESTMENT INCOME BEFORE INCOME TAXES	211	149
Income tax expense, including excise tax	13	5
NET INVESTMENT INCOME	198	144
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	58	59
Net unrealized gains	3	213
Net realized and unrealized gains on investments, foreign currency and other transactions	61	272
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	(48)	(43)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$211	$373
NET INCOME PER COMMON SHARE:
Basic	$0.44	$0.87
Diluted	$0.43	$0.87
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	479	429
Diluted	500	429

SCHEDULE 1

Reconciliations of Core EPS to basic GAAP net income per share

Reconciliations of Core EPS to basic GAAP net income per share, the most directly comparable GAAP financial measure, for the three months ended March 31, 2022 and 2021 are provided below.

	For the Three Months Ended March 31,
	2022	2021
	(unaudited)	(unaudited)
Core EPS(1)	$0.42	$0.43
Net realized and unrealized gains (losses)(2)	0.03	0.54
Capital gains incentive fees attributable to net realized and unrealized gains and losses(2)	—	(0.10)
Income tax expense related to net realized gains and losses(2)	(0.01)	—
GAAP net income per share(2)(3)	$0.44	$0.87
__________________________________________________

(1)    Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2)    All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended March 31, 2022 and 2021 were approximately 479 million and 429 million, respectively.

(3)    In the first quarter of 2022, Ares Capital adopted ASU 2020-06, which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three months ended March 31, 2022 was $0.43. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months ended March 31, 2022 was approximately 500 million, which includes approximately 21 million shares related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior period was not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior period is the same as the basic GAAP net income per share amount.